Exhibit 5.2

April 30, 2020

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Ladies and Gentlemen:

We have acted as counsel to Air Products and Chemicals, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of (i) €500,000,000 in aggregate principal amount of the Company’s 0.500% Notes due 2028 (the “2028 Notes”) and (ii) €500,000,000 in aggregate principal amount of the Company’s 0.800% Notes due 2032 (the “2032 Notes” and, together with the 2028 Notes, the “Notes”), to be issued pursuant to the Indenture, dated as of April 30, 2020 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to the prospectus, dated November 22, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated April 28, 2020 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the Company’s Registration Statement on Form S-3 (File No. 333-221729), filed with the Securities and Exchange Commission (the “Commission”) on November 22, 2017 (the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when the Notes have been (a) duly executed by the Company and duly authenticated and delivered by the Trustee in accordance with the Indenture and (b) issued and delivered by the Company against payment of the purchase price therefor in accordance with the Prospectus, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Air Products and Chemicals, Inc.

April 30, 2020

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any law other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP